Exhibit 10.1
KEMET CORPORATION
INCENTIVE AWARD, SEVERANCE AND NON-COMPETITION AGREEMENT
THIS AGREEMENT is made as of December 1, 2014, between KEMET Corporation, a Delaware corporation (the “Company”), and William M. Lowe, Jr. (“Executive”).
In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Definitions.
(m)    “Cause” means (i) a termination as a result of the willful and continued failure by Executive for a significant period of time substantially to perform his duties with the Company (other than any such failure resulting from his Disability), after a demand for substantial performance is delivered to Executive in writing by the Chief Executive Officer which specifically identifies the manner in which the Company asserts that Executive has not substantially performed his duties, or (ii) the willful engaging by Executive in gross misconduct materially and demonstrably injurious to the Company or any intentional violation of any Company policy. No act, or failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive, not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.
(n)    “Change in Control” means any of the following events:
(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty-five percent (25%) or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”), or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subparagraph (i), the following acquisitions shall not constitute a Change in Control of the Company: (1) any acquisition directly from the Company; (2) any acquisition by the Company; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of subparagraph (iii) below;
(ii) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination;
(iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
(o)    “CIC Agreement” means the July 28, 2014 Change In Control Severance Compensation Agreement between the Company and Executive, and any amendments and/or renewals thereof.
(p)    “Disability” shall mean Executive’s inability to perform the essential duties, responsibilities and functions of his position with the Company and its Subsidiaries as a result of any mental or physical incapacity even with reasonable accommodations of such incapacity provided by the Company and its Subsidiaries or if providing such accommodations would be unreasonable, all as determined by the Company in its reasonable good faith judgment. Executive shall cooperate in all respects with the Company if a question arises as to whether he has become disabled (including, without limitation, submitting to an examination by a medical doctor or other health care specialists selected by the Company and authorizing such medical doctor or such other health care specialist to discuss Executive’s condition with the Company).

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(e)“Good Reason” shall mean the occurrence of any of the following events, without the express written consent of Executive, unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by Executive to the Company of the occurrence of one of the reasons set forth below:
(i)    The assignment to Executive of any duties inconsistent with Executive’s position, duties, responsibilities and status with the Company as in effect on the date hereof, or a change in Executive’s employment title in effect on the date hereof, except in connection with Executive’s Termination for Cause, death or Disability; or
(ii)    A material reduction by the Company in Executive’s base salary below that in effect on the date hereof.
(i)    Executive shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances, and actually terminate employment within thirty (30) days following the expiration of the Company’s thirty (30)-day cure period described above. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by Executive.
(m)    “Grant Date” means December 1, 2014.
(n)    “Non-compete Period” means (i) in the event Executive’s employment is terminated by Executive other than a resignation by Executive for Good Reason, or by the Company for Cause, one year following the termination of employment hereunder and (ii) in the event Executive’s employment is terminated by Executive by a resignation for Good Reason or by the Company other than a termination for Cause, a period of time beginning on the date of the termination and ending on the date the Company is no longer obligated to pay Executive any Severance Payments hereunder.
(o)    “Plan” means the Company’s 2011 Omnibus Equity Incentive Plan, as amended.
(p)    “Restricted Stock” means any share of Company common stock issued with the restriction that the holder may not sell, transfer, pledge or assign such share and with such other restrictions as the Company’s Compensation Committee, in its sole discretion, may impose, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Compensation Committee may deem appropriate.
(q)    “Restricted Stock Unit” means an award that is valued by reference to a share of Company common stock, which value may be paid to the Executive in shares of Restricted Stock upon the satisfaction of vesting restrictions as set forth below.
(r)    “RSU” means a Restricted Stock Unit.
(s)    “Severance Payments” has the meaning set forth in Section 4 hereunder.
(e)    “Severance Period” means the two-year period commencing with the date of termination of employment.

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(m)    “Special Incentive Award” has the meaning set forth in Section 2 hereunder.
(n)    “Subsidiaries” means any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company, directly or through one or more Subsidiaries.
2.    Incentive Award.
As of the Grant Date, the Company shall grant to Executive 275,000 Restricted Stock Units (the “Special Incentive Award”), to be settled upon vesting as Restricted Stock, pursuant to the terms and conditions of the Plan. 25,000 RSUs will vest on the first, second, and third anniversary of the Grant Date, respectively, and the remaining 200,000 RSUs will vest on the fourth anniversary of the Grant Date, and with such other terms and conditions as may be contained in the grant agreement. Executive must be employed by the Company as of the date of vesting and must have been continuously employed by the Company from the date of this grant through the vesting date in order for the RSUs to vest, provided, however, that all unvested RSUs granted hereunder shall be become fully vested in the event that the Executive’s service with the Company is terminated prior to the RSUs becoming fully vested due to Executive’s death or Disability, termination by the Company for reasons other than Cause, resignation by Executive for Good Reason or termination by the Company within 24 months following a Change in Control.
3.    Non-Compete, Non-Solicitation.
(e)     In consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of his employment with the Company and its Subsidiaries he has become familiar with the Company’s trade secrets and with other Confidential Information concerning the Company and its predecessors and its Subsidiaries and that his services are of special, unique and extraordinary value to the Company and its Subsidiaries, and therefore, Executive agrees that during his employment with the Company and ending on the end of the Non-compete Period, he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, be employed by, or in any manner associate with or engage in any business competing with the businesses of the Company or its Subsidiaries, as such businesses exist or are in process during the his employment with the Company and on the date of the termination or expiration of his employment with any Company, within any geographical area in which the Company or its Subsidiaries engage or plan to engage in such businesses. Nothing herein shall prohibit Executive from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.
(f)     During the Non-compete Period, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, (ii) hire any person who was an employee of the Company or any Subsidiary at any time during the Employment Period or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any

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such customer, supplier, licensee or business relation and the Company or any Subsidiary (including, without limitation, making any negative or disparaging statements or communications regarding the Company or its Subsidiaries).
(g)     If, at the time of enforcement of this Section 3, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive acknowledges that the restrictions contained in this Section 3 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.
(h)     In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 3, the Company would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or alleged violation by Executive of this Section 3, the Non-compete Period shall be tolled until such breach or violation has been duly cured. In the event of a violation by Executive of this Section 3, (a) any Severance Payments being paid to Executive pursuant to this Agreement shall immediately cease and any Severance Payments previously paid to Executive shall be immediately repaid to the Company; and (b) all unvested RSUs under the Special Incentive Award shall immediately be cancelled, all Restricted Stock received from vested RSUs under the Special Incentive Award not yet sold shall immediately be forfeited, and Executive shall immediately pay to the Company any gains realized from the sale of Restricted Stock received from vested RSUs under the Special Incentive Award. Executive acknowledges that the restrictions contained in Section 3 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.
1.    Severance Payments.

During the term of Executive’s employment with the Company, if the Executive’s employment is terminated by the Company or its successors in interest without Cause or by Executive for Good Reason, Executive shall be entitled to receive, monthly in arrears through the Severance Period, a monthly payment equal to 1/12th of the sum of (a) Executive’s annual base salary and (b) Executive’s target bonus under the KEMET Annual Incentive Plan (or any successor or replacement annual incentive plan) in effect as of the date of termination (the “Severance Payments”); provided further, that to the extent that the payment of any amount of Severance Payments constitutes “nonqualified deferred compensation” for purposes of Code Section 409A (as defined below), any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto. Payment of the foregoing Severance Payments shall be conditioned upon the Executive executing and delivering to the Company the Release Agreement substantially in form and substance as set forth in Exhibit A attached hereto, Executive’s continued compliance with the provisions of Section 2 hereof and Executive not applying for unemployment compensation chargeable to the Company during the Severance Period. The General Release contemplated by the foregoing sentence must be executed and delivered (and no longer subject to

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revocation, if applicable) within sixty (60) days following termination. Executive shall not be entitled to any other salary, compensation or benefits after termination of the Employment Period, including under any severance programs of the Company generally available to other executive officers of the Company, except as specifically provided for in the Company’s employee benefit plans, the CIC Agreement or as otherwise expressly required by applicable law. The Separation Payments constitute gross wages, subject to applicable withholdings for federal, state, and local taxes, Social Security, and other required withholdings. The amounts payable pursuant to this Section 4 shall not be reduced by the amount of any compensation Executive receives with respect to any other employment during the Severance Period. Executive shall have no duty or obligation to seek other employment during the Severance Period or otherwise mitigate damages hereunder. Notwithstanding any other provision of this Agreement to the contrary, in connection with any termination of employment of Executive, to the extent that Executive becomes entitled to severance benefits under the existing CIC Agreement (or any successor or replacement agreement or arrangement), Executive shall not be entitled to receive the severance benefits payable hereunder and instead shall receive the severance benefits payable under the CIC Agreement.

1.    Survival. Sections 2 through 4 shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of Executive’s employment with the Company.
2.    Complete Agreement. This Agreement and those documents expressly referred to herein, including the CIC Agreement and currently outstanding RSU, Restricted Stock and stock option grants, embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
3.    Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.
4.    Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of South Carolina, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of South Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of South Carolina.
5.    Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Executive’s employment for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.
10.    Taxes. All payments under this Agreement shall be reduced by any tax or other amounts required to be withheld under applicable law.  You are advised to consult with your own tax professionals regarding all tax matters related to this Agreement or compensation and benefits

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from the Company.  The intent of the parties is that payments under this Agreement comply with or be exempt from the provisions of Internal Revenue Code Section 409A and applicable U.S. Treasury Regulations (“Section 409A”) and this Agreement shall be interpreted consistent with that intent.  Each severance payment under this Agreement shall be deemed to be a separate payment for purposes of Section 409A.  In no case shall the Company or any of its affiliates or agents have any liability to you with respect to Section 409A.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
KEMET Corporation
By:    /s/ PER OLOF-LÖÖF
Its:    Chief Executive Officer
                          /s/ WILLIAM M. LOWE, JR.
William M. Lowe, Jr.

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Exhibit A
RELEASE AGREEMENT
This Release Agreement (“Agreement”) is made and entered into by and among William M. Lowe, Jr. (“you”) and KEMET Corporation (“KEMET”). In consideration of the mutual promises contained herein, the parties hereby agree as follows:
(1)    Termination of Employment. Your employment with KEMET is terminated as of ________ (the “Separation Date”). The parties wish to settle and compromise fully any and all claims and issues that have been raised or could be raised by you.
(2)    Consideration. You acknowledge and agree that you would not otherwise be entitled to the benefits provided under subsections (a), (b) and (c) below but for entering into this Agreement.
(a)    Severance Benefit. KEMET will pay you the amounts set forth in Section 4 of the Incentive Award, Severance and Non-Competition Agreement dated December 1, 2014 between you and KEMET (the “Severance Agreement”). The Separation Payments (as defined in the Severance Agreement) constitute gross wages, subject to applicable withholdings for federal, state, and local taxes, Social Security, and other required withholdings. The Separation Payments, less applicable withholdings, shall be paid at the times and in the manner set forth in the Severance Agreement.
(b)    Subsidized Health Care Continuation. If upon the Separation Date you are eligible for and timely elect COBRA health continuation coverage under KEMET’s group health plan(s) for yourself and, if applicable, your eligible dependents, such coverage will be paid for by KEMET, less the portion of the premium cost paid by active employees for the same coverage, for the number of weeks equal to the period of Separation Pay or ending earlier upon one of the following: (i) the date you cease to be eligible for COBRA health continuation coverage; or (ii) the date the you notify KEMET that you no longer desire coverage under KEMET’s group health plan(s). It is understood that your coverage under all KEMET benefit plans other than its group medical, dental, vision and drug plan(s), including, but not limited to, retirement, disability, accidental death and dismemberment, life insurance, vacation and stock plans cease as of the Separation Date.
(c)    Outplacement Benefit. KEMET will pay for outplacement benefits provided to you through Meridian Outplacement up to the maximum cost set forth in the KEMET Corporation Severance Pay Plan (the “Plan”).
(3)    General Release. Except as provided in paragraph (4) below and except as may be expressly provided in the Severance Agreement, the July 28, 2014 Change In Control Severance Compensation Agreement between the you and KEMET and the provisions of any currently outstanding RSU, Restricted Stock and stock option agreement which expressly survive the termination of my employment with the Company, in consideration for the Separation Pay, you, on behalf of yourself and your spouse, family, heirs, executors, administrators, attorneys, agents and assigns, hereby waive, release and forever discharge KEMET, together with KEMET’s subsidiaries, divisions and affiliates, whether direct or indirect, and their joint ventures and joint venturers (including its and their respective directors, officers, associates, employees, shareholders, partners and agents, past, present, and future), and each of its and their respective predecessors, successors

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and assigns (hereinafter collectively referred to as “Releasees”), from any and all known or unknown actions, causes of action, claims, suits, demands, rights, damages, costs, expenses, attorneys fees, compensation or liabilities of any kind which have been or could be asserted against the Releasees arising out of or related to your employment with and/or separation from employment with KEMET and/or any of the other Releasees and/or any other occurrence up to and including the date of this Agreement, including but not limited to:

(a)
claims, actions, causes of action or liabilities arising under the Worker Adjustment and Retraining Notification Act as amended (the “WARN Act”), Title VII of the Civil Rights Act of 1964, as amended, Sections 1981 through 1988 of Title 42 of the United States Code, as amended, the Civil rights Act of 1991, as amended, the Civil Rights Act of 1866, the National Labor Relations Act, the Fair Labor Standards Act, as amended, the Federal Occupational Safety and Health Act, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Rehabilitation Act of 1973, as amended, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, as amended, the Sarbanes-Oxley Act, as amended, and/or any other federal, state, municipal, or local employment discrimination statutes, laws, regulations, ordinances or executive orders (including, but not limited to, claims based on age, sex, attainment of benefit plan rights or entitlement to plan benefits, entitlement to prior notice, race, color, religion, national origin, source of income, union activities, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status); and/or

(b)
claims or rights you may have as of the date you sign this Agreement arising under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Sec. 621, et seq. (“ADEA”). You further agree that your waiver of rights under this Agreement is knowing and voluntary and in compliance with the Older Workers Benefit Protection Act of 1990 (“OWBPA”); and/or

(c)	claims, actions, causes of action or liabilities arising under any other federal, state, municipal, or local statute, law, ordinance, regulation, constitution or executive order; and/or

(d)
actual or alleged violations of the South Carolina Human Affairs Law, the South Carolina Payment of Wages Act, common law and any and all other applicable state, county or local codes, statutes, ordinances or regulations; and/or

(e)
any other claim whatsoever including, but not limited to, claims for severance pay, claims for salary/wages/commissions/bonus, claims for expense reimbursement, claims based upon breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, violation of public policy, negligence and/or any other common law, statutory or other claim whatsoever relating to your employment with and/or separation from employment with KEMET and/or any of the other Releasees.

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(4)    Exclusions from General Release. Notwithstanding the above General Release of all claims, you are not waiving or releasing (i) any claims or rights which cannot be waived by law, (ii) claims for workers’ compensation, (iii) claims for medical conditions caused by exposure to hazards during your employment of which you were not aware before or at the time you sign this Agreement, (iv) claims arising after the date on which you sign this Agreement, (v) claims for vested or accrued benefits under a Releasee’s employee benefit plan, or (vi) your right to file a charge with the United States Equal Employment Opportunity Commission (“EEOC”) or to participate in an EEOC investigation. You are, however, freely waiving all rights to recover money or other individual relief in connection with any EEOC charge or investigation.
(5)    Covenant Not to Sue. A “covenant not to sue” is a legal term which means you promise not to file a lawsuit in court. It is different from the General Release of claims contained in paragraph (3) above because, in addition to waiving and releasing the claims covered by paragraph (3) above, you further promise and represent that (i) you have no pending lawsuits against the Releasees with any municipal, state or federal court or non-governmental entity, and (ii) you will not sue any of the Releasees or become party to a lawsuit in any forum for any reason whatsoever relating to anything that has happened through the date of this Agreement. If you break this promise, KEMET shall be entitled to apply for and receive an injunction to restrain any violation of this paragraph. Further, KEMET may cease providing the Separation Payments to you and you shall be required to repay all but $200 of the Separation Payments. Alternatively, at KEMET’s option, you shall be liable for the payment of all legal costs, including reasonable attorneys’ fees, paid by KEMET in connection with any lawsuit you file. Notwithstanding this covenant not to sue, you may bring a claim or lawsuit to challenge the validity of this Agreement under the ADEA. You are, however, specifically waiving your right to any monetary recovery or other relief under the ADEA.
(6)    Employee Acknowledgements. You further agree that: (i) you have been paid for all hours worked, including overtime; (ii) you have not suffered any on-the-job injury for which you have not already filed a claim; (iii) you have received all leave you requested and for which you were eligible; and (iv) you have received all wages, compensation, vacation pay and other benefits due to you as of the date of this Agreement.
(7)    Confidentiality of Agreement. You further agree that you shall keep all terms of this Agreement confidential, except that you may make necessary disclosures to attorneys or tax advisors that you retain to advise you in connection with this Agreement and/or as may be required by law.
(8)    Confidential Information and Non-Disparagement. You further agree that if you breach the Confidential Information or Non-Disparagement of the Plan, then (a) KEMET shall be entitled to apply for an receive an injunction to restrain such breach, (b) KEMET shall not be obligated to continue the Separation Payments to you, and (c) you shall be obligated to pay to KEMET its costs and expenses in enforcing the Confidential Information and Restrictive Covenant provisions of the Plan (including court costs, expenses, and reasonable legal fees).
(9)    Additional KEMET Remedies. You also acknowledge the Releasees’ right to enforce this Agreement in any court of competent jurisdiction. You further agree that if you breach any of your promises above, the affected Releasee(s) shall be irreparably harmed as a matter of law and shall be entitled to immediate injunctive relief, plus its reasonable attorneys’ fees and any other litigation costs incurred in enforcing this Agreement.

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(10)    Non-Admissions. The facts and terms of this Agreement are not an admission by the parties of liability or other wrongdoing under any law. Further, each party acknowledges and agrees that there has been no determination that either party has violated any federal, state or local law, regulation, order or other legal principle or authority. You further acknowledge that no precedent, practice, policy or usage shall be established by this Agreement or the Separation Payments offered hereunder.
(11)    Execution and Revocation. You have twenty-one (21) days to consider this Agreement before signing it. Following your execution of this Agreement, you have seven (7) days in which to revoke this Agreement. To be effective, the revocation shall be made in writing and delivered to and received by the VP and Chief Human Resources Officer at the address below no later than the seventh (7th) day after you execute this Agreement. Any attempted revocation not actually received on or before the revocation deadline shall not be effective. This entire Agreement will be void and of no force and effect if you choose to revoke it, and you will not receive the Separation Payments. If you do not revoke it, this Agreement shall, on the eighth (8th) day after execution become fully effective and enforceable.

(12)    Severability. If any provision of this Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any controlling law, the remainder of this Agreement shall continue in full force and effect.
(13)    Jurisdiction. This Agreement shall in all respects be interpreted, enforced and governed under applicable federal law and in the event reference shall be made to state law, the internal laws of the State of South Carolina shall apply without regard to choice of law principles. Any and all lawsuits, legal actions or proceedings arising out of this Agreement will be brought in South Carolina state court located in Greenville County, South Carolina or the federal court of competent jurisdiction sitting in or nearest to Greenville County, South Carolina and each party shall submit to and accept the exclusive jurisdiction of such court for the purpose of such suit, legal action or proceeding. Each party irrevocably waives any objection it may have now or any time in the future to this choice of venue and further waives any claim that any suit, legal action or proceeding brought in any such court has been brought in an inappropriate forum. You shall stipulate in any proceeding that this Agreement is to be considered for all purposes to have been executed and delivered within the geographic boundaries of the State of South Carolina.
(14)    Additional Employee Acknowledgements. You hereby acknowledge and agree that:

•	You are entering into this Agreement freely, knowingly and voluntarily, and were in no manner coerced into signing it;

•	You have been advised to consult with an attorney before signing this Agreement;

•	You have read this Agreement in its entirety and understand its terms;

•	THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS;

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•	You understand you may take at least twenty-one (21) days to consider this Agreement before signing it;

•	You understand that you have seven (7) days after signing the Agreement to revoke it;

•	You are not otherwise entitled to the Separation Payments which you will receive in exchange for signing and not later revoking this Agreement; and

•	This Agreement is the entire Agreement between you and KEMET regarding the termination of your employment with KEMET.

William M. Lowe, Jr.

(Signature of Eligible Employee)

(Date)

PLEASE RETURN THE SIGNED AND DATED RELEASE AGREEMENT TO HUMAN RESOURCES AT THE FOLLOWING ADDRESS:
Human Resources
KEMET Corporation
2835 Kemet Way
Simpsonville, SC 29681

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